UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ferroglobe PLC

(Exact name of Registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

c/o Legalinx Ltd

One Fetter Lane,

London, EC4A 1BR

+44-800-9758080

(Address and telephone number of Registrant’s

principal executive offices)

Globe Specialty Metals, Inc.

2006 Employee, Director and Consultant Stock Plan

(Full Title of the Plan)

Stephen Lebowitz, Chief Legal Officer

600 Brickell Avenue

Suite 3100

Miami, FL 33131

(Name and address of agent for service)

(786) 509-6900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Ordinary Shares, nominal value $7.50 per share	1,310,666	$16.80	$22,015,230.25	$2,216.93

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of ordinary shares of the registrant, nominal value $7.50 per share (“Ordinary Shares”), that become issuable under the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan as may be necessary to adjust the number of Ordinary Shares being offered or issued pursuant to such plan as a result of stock splits, stock dividends or similar transactions.
(2)	Represents Ordinary Shares issuable upon exercise or settlement of awards that have been granted pursuant to the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan (as converted based on the exchange ratio of one Ordinary Share for each share of Globe common stock, par value $0.0001 per share, outstanding immediately prior to the completion of the business combination).
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price of outstanding options under the Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Plan.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Pursuant to the Business Combination Agreement, dated February 23, 2015, as amended and restated on May 5, 2015 and as further amended on each of September 10, 2015 and November 11, 2015 (the “Business Combination Agreement”), entered into by Globe Specialty Metals, Inc. (“Globe”) with, among others, Grupo Villar Mir, S.A.U. and Grupo FerroAtlántica, S.A.U. (“FerroAtlántica”), the parties agreed to combine the businesses of Globe and FerroAtlántica under Ferroglobe PLC, a new holding company formerly known as VeloNewco Limited and organized under the laws of England and Wales (“Ferroglobe” or the “Registrant”). As a result of the completion of the transactions contemplated by the Business Combination Agreement, Globe became a wholly owned subsidiary of Ferroglobe.

Pursuant to the Business Combination Agreement, at the effective time of the business combination, each option to acquire shares of Globe (a “Globe Stock Option”) granted under (i) the Globe 2006 Employee, Director and Consultant Stock Plan, (ii) the Globe 2010 Annual Executive Bonus Plan, (iii) the Globe 2011 Annual Executive Long-Term Incentive Plan, (iv) the Globe 2012 Long-Term Incentive Plan or (v) the Globe Amended and Restated Director Compensation Plan that is outstanding and unexercised, whether or not then vested or exercisable, will be converted into an option to acquire Ordinary Shares (a “Ferroglobe Stock Option”). Each Ferroglobe Stock Option as so converted will continue to have, and will be subject to, the same terms and conditions as applied to the Globe Stock Option immediately prior to the effective time of the business combination. Each Ferroglobe Stock Option as so converted will be an option to acquire that number of Ordinary Shares equal to the product of (i) the number of Globe Shares subject to such Globe Stock Option and (ii) the Exchange Ratio (as defined in the Business Combination Agreement), at an exercise price per Ordinary Share equal to the quotient obtained by dividing (x) the exercise price per Globe share underlying such Globe Stock Option by (y) the Exchange Ratio.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of Ordinary Shares, nominal value $7.50 per share, of Ferroglobe to be offered and sold with respect to options granted under the Globe 2006 Employee, Director and Consultant Stock Plan which were assumed by Ferroglobe.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant or Globe with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1. Ferroglobe’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 12, 2015 (the “Prospectus”) in connection with the Registrant’s Registration Statement on Form F-4 (Registration No. 333-203921);

2. The description of the Registrant’s Ordinary Shares contained in the Prospectus under the heading “Description of Holdco Shares” and all other amendments and reports filed for the purpose of updating such description; and

3. Globe’s Annual Report on Form 10-K for the year ended June 30, 2015, filed with the Commission on August 26, 2015, as amended on October 28, 2015.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under the Registrant’s Articles of Association, subject to the provisions of the U.K. Companies Act 2006 and applicable law, the Registrant will exercise all the powers of the company to (i) indemnify any person who is or was a Registrant director (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the Registrant or any associated company; and/or (ii) indemnify to any extent any person who is or was a Registrant director of an associated company that is a trustee of an occupational pension scheme (including by funding any expenditure incurred or to be incurred by him or her) against any liability, incurred by him or her in connection with the Registrant’s activities as trustee of an occupational pension scheme; including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties.

Subject to the provisions of the U.K. Companies Act 2006, the Registrant will exercise all the powers of the company to purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of the Registrant, or a trustee of any pension fund in which employees of the Registrant are or have been interested, including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties.

No Registrant director or former Registrant director shall be accountable to the Registrant or the members for any benefit provided pursuant to the Registrant’s Articles of Association. The receipt of any such benefit shall not disqualify any person from being or becoming a Registrant director.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index on page 9.

Item 9.	Undertakings

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registrant Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 7th day of January, 2016.

FERROGLOBE PLC

By:	/s/ FERROGLOBE PLC

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stephen Lebowitz his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date

/s/ Alan Kestenbaum Alan Kestenbaum	Director and Executive Chairman and Principal Executive Officer	January 7, 2016

/s/ Joseph Ragan Joseph Ragan	Chief Financial Officer and Principal Accounting Officer	January 7, 2016

/s/ Javier López Madrid Javier López Madrid	Director and Executive Vice-Chairman	January 7, 2016

/s/ Greger Hamilton Greger Hamilton	Director	January 7, 2016

/s/ Tomás García Madrid Tomás García Madrid	Director	January 7, 2016

/s/ Javier Monzón Javier Monzón	Director	January 7, 2016

/s/ Juan Villar-Mir de Fuentes Juan Villar-Mir de Fuentes	Director	January 7, 2016

/s/ Donald G. Barger, Jr. Donald G. Barger, Jr.	Director	January 7, 2016

/s/ Stuart E. Eizenstat Stuart E. Eizenstat	Director	January 7, 2016

/s/ Bruce L. Crockett Bruce L. Crockett	Director	January 7, 2016

/s/ Stephen Lebowitz Stephen Lebowitz	Authorized Representative in the United States	January 7, 2016

EXHIBIT INDEX

Exhibit

4.	Globe Specialty Metals, Inc. 2006 Employee, Director and Consultant Stock Option Plan*

5.	Opinion of Slaughter and May as to the validity of the Registrant’s Ordinary Shares

23.	Consents of experts and counsel

(a)	Consent of Slaughter and May as to the validity of the Registrant’s Ordinary Shares: included in Exhibit 5

(b)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Globe Specialty Metals, Inc.

(c)	Consent of KPMG, former Independent Registered Public Accounting Firm for Globe Specialty Metals, Inc.

(d)	Consent of Deloitte, S.L., Independent Registered Public Accounting Firm for Grupo FerroAtlántica S.A. (Sociedad Unipersonal)

(e)	Consent of Deloitte, S.L., Independent Registered Public Accounting Firm for Ferroglobe PLC

24.	Power of Attorney: included on signature page

*	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed by Globe Specialty Metals, Inc. with the Commission on July 25, 2008.